Distribution Agreement

This Distribution Agreement (this “Agreement”) is executed on this first day of November, 2021, by and among Investment Managers Series Trust II, a Delaware statutory trust (the “Trust”), and First Trust Portfolios L.P., an Illinois limited partnership (the “Distributor” and together with the Trust, each is a “Party” and collectively the “Parties”).

Whereas, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets of the Trust and separate classes of Shares of a series (each a “Class”);

Whereas, the Trust desires to retain the Distributor as principal underwriter in connection with the offering and sale of the Shares (including any Class thereof) of each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”);

Whereas, the Trust has authorized the issuance of Shares (including each Class thereof) of each Fund;

Whereas, each Fund currently offers two Classes of Shares as listed in Exhibit A as may be amended from time to time;

Whereas, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

Whereas, this Agreement has been approved by a vote of the Trust’s board of trustees (the “Board”), including those trustees who are not “interested persons” of the Trust, as defined in the 1940 Act (the “Disinterested Trustees”) in conformity with Section 15(c) of the 1940 Act; and

Whereas, the Distributor is willing to act as principal underwriter for the Trust on behalf of the Funds on the terms and conditions hereinafter set forth.

Now, Therefore, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.        Appointment of the Distributor. The Trust hereby appoints the Distributor as its exclusive agent for the sale and distribution of Shares (which includes any Class thereof) of the respective Fund, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement and as set forth on Exhibit B hereto, as amended from time to time.

2.         Services and Duties of the Distributor.

A.        The Distributor agrees to act as agent of the Trust for distribution of the Shares of each Fund, upon the terms and at the current public offering price (including sales charge, if any) as described in the respective Fund’s Prospectus. As used in this Agreement, the term “Prospectus” shall mean the current prospectus, including the statement of additional information, as amended or supplemented, relating to the applicable Fund and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Trust on behalf of the respective Fund under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act.

B.        During the continuous public offering of Shares of a Fund, the Distributor shall use commercially reasonable efforts to distribute the Shares. The Distributor will have the right to take, as agent of the Trust, all actions that, in the Distributor’s judgment, are reasonably necessary and proper to carry into effect the distribution of Shares. All orders for Shares shall be made through financial intermediaries or directly to the applicable Fund, or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Trust or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares of the relevant Fund in uncertificated form. The Distributor may in its discretion refuse to accept orders for Shares from any particular applicant.

C.        The Distributor shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV. The Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions.

D.        The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Trust or Funds other than as contained in the Prospectus, shareholder reports and any sales literature and advertising materials that may be prepared by or on behalf of the respective Fund.

E.        The Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations and shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such laws and regulations. The Distributor agrees to furnish to the Trust any comments provided by regulators with respect to such materials.

F.        The Trust agrees to redeem or repurchase Shares tendered by shareholders of the respective Fund in accordance with the Trust’s obligations in its Prospectus and the Registration Statement. The Funds reserve the right to suspend such redemption right upon written notice to the Distributor in accordance with applicable law. The Distributor shall not be responsible for any operational matters associated with the redemption of Shares of a Fund with the Trust.

G.        The Distributor may, in its discretion, and shall, at the request of a Fund, enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select (the “Financial Intermediaries”), in order that such Financial Intermediaries may sell Shares of the Fund(s). The form of any dealer agreement shall be approved by the Trust (the “Standard Dealer Agreement”). Except as otherwise noted in the Trust’s Registration Statement for a Fund, all Shares of a Fund sold to investors by the Distributor or a Fund will be sold at the public offering price as described in the Trust’s Registration Statement applicable to such Fund. Shares sold to customers/clients of the Financial Intermediaries may be subject to a sales load to the extent the Shares (or Class thereof) may be subject to a sales load as set forth in the Fund’s Prospectus. The Distributor may reallow all or a portion of the sales load to the Financial Intermediaries.

The Distributor shall not be obligated to make any payments to the Financial Intermediaries or other third parties, unless (i) the Distributor has received a corresponding payment from the applicable Fund and (ii) such corresponding payment has been approved by the Board. The Distributor shall include in the forms of agreement with Financial Intermediaries a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases. The Distributor may also make payments to Financial Intermediaries from its own resources, subject to the following conditions: (a) any such payments shall not create any obligation for or recourse against a Fund or Class thereof and (b) the terms and conditions of any such payments are consistent with the Fund’s Prospectus and applicable federal and state securities laws and are disclosed in the applicable Fund’s Prospectus or SAI to the extent such laws may require.

H.        In accordance with Rule 12b-1 under the 1940 Act, the Board may have approved a distribution and/or service plan (the “Plan”) for the applicable Fund and accordingly, Shares of the respective Fund (or Class thereof) may be subject to a distribution and/or service fee upon the terms and conditions set forth in the Plan and as described such the Fund’s Prospectus. The Distributor shall receive the distribution and/or service fee at the rate and terms and conditions set forth in the Plan, as amended from time to time. The Distributor may reallow all or a portion of the distribution and/or service fee to the Financial Intermediary or other third party; however, the Distributor shall not be obligated to make such payments to the Financial Intermediaries or other parties unless the Distributor has received a corresponding payment from the applicable Fund.

I.         The Distributor shall not be obligated to sell any certain number of Shares.

J.         The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of payments under any Plan.

K.       The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the respective Fund, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

L.        The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor and any affiliated persons thereof (as defined in the 1940 Act) shall be free to furnish similar services to others. Nothing in this Agreement shall in any way limit or restrict the Distributor or its affiliated persons from buying, selling or trading securities or other assets for its own account or for the account of others.

M.       Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered.

N.        The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, a summary of the Compliance Program, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the applicable Fund’s Chief Compliance Officer or Board of Trustees; provided, however, that the Fund’s Chief Compliance Officer or designate shall be able to review the Distributor’s Compliance Program on site, during normal business hours, at the offices of the Distributor. The Distributor shall make available its compliance personnel and shall provide, at its own expense, summaries and other relevant materials relating to such Compliance Program, including copies of SEC, FINRA and Illinois Secretary of State Securities Department examination correspondence issued during the term of this Agreement, in which any such agency identified concerns (hereinafter, “Deficiency Letters”) regarding the Distributor’s activities related to the Funds and the Distributor’s responses thereto, provided that: (i) the Distributor has not been instructed by such agency to keep such correspondence confidential; (ii) the Distributor may redact names and other information relating to other Distributor clients from such correspondence; and (iii) such copies of Deficiency Letters shall only be reviewed on site, during normal business hours, at the offices of the Distributor by the Fund’s Chief Compliance Officer or designate, or any such concerns identified in any Deficiency Letter may be discussed orally by the Distributor’s Chief Compliance Officer or designate with the Fund’s Chief Compliance Officer or designate.

O.        The Distributor agrees to maintain all appropriate books and records relating to its provision of services pursuant to this Agreement in accordance with the 1940 Act and applicable securities laws. The books and records pertaining to the Funds which are in the possession or under the control of Distributor shall be the property of the Trust. The Distributor may retain such records (or copies thereof) as required to be maintained by the Distributor pursuant to applicable FINRA or SEC rules or regulations. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust and any of its authorized persons shall have access to such books and records at all times during Distributor’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Distributor to the Trust or to an authorized person. For avoidance of doubt, no books, records or reports relating to other clients or services of the Distributor shall be available to such entities.

P.        Compliance with Fund Policies and Procedures. The Distributor shall in all material respects comply with the policies and procedures adopted by the Trust on behalf of the applicable Fund related to the services provided by the Distributor hereunder as set forth in the applicable Fund’s most recently effective prospectus and statement of additional information as delivered to the Distributor in accordance with Section 3(H) hereof or as otherwise provided to the Distributor in writing.

3.        Representations, Warranties and Covenants of the Funds.

A.        The Trust hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)        it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

(ii)       this Agreement has been duly authorized, executed and delivered by the Trust and, when executed and delivered, will constitute a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)       it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its Agreement and Declaration of Trust, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)       the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable.

(v)        the Registration Statement relating to a Fund and the Prospectus included therein shall be and have been prepared in material conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(vi)        the Registration Statement relating to a Fund and the Prospectus and any advertising materials and sales literature prepared by the Fund or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects;

(vii)       the Trust owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Trust’s business and for the offer, issuance, distribution and sale of the Shares of a Fund in accordance with the terms of its Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party; and

(viii)      all necessary approvals, authorizations, consents or orders of or filings with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency have been or will be obtained by the Trust in connection with the issuance and sale of Shares of the Funds, including registration of the Shares under the 1933 Act, the filing with FINRA’s corporate financing department through its Public Offering System, and any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered.

B.        The Trust shall take, or cause to be taken, all necessary action to register its Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Trust authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.        The Trust agrees to advise the Distributor promptly in writing:

(i)         of any material correspondence or other communication by the SEC or its staff relating to a Fund, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)         in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)        of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)       of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus of a Fund which may from time to time be filed with the SEC;

(v)        in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC;

(vi)        in the event that it determines to suspend the determination of the net asset value of a Fund’s Shares; and

(vii)      of the commencement of any litigation or proceedings against the Trust or any of its officers or trustees that the Trust knows of, in connection with, and that could reasonably be expected to have a material adverse effect on, the issue and sale of any of the Shares.

D.        Redemptions of Shares of a Fund will be made at the net asset value per Share in accordance with such Fund’s then current Prospectus. If a redemption fee in connection with any redemption is in effect, such fee will be paid to the respective Fund. The proceeds of any redemption of Shares shall be paid by the respective Fund to or for the account of the shareholder in accordance with the applicable provisions of the Fund’s Prospectus. The Distributor shall have no duty to inquire into, or liability for the respective Fund’s compliance with any redemption in accordance with applicable rules and regulations and/or the related policies and procedures adopted by the respective Fund.

E.        The net asset value of the Shares of each Fund shall be determined in the manner provided in its Registration Statement, and when determined shall be applicable to transactions (including sales and repurchases, redemptions or tenders of its Shares) as provided in its Registration Statement. The net asset value of the Shares of a Fund shall be calculated by the respective Fund or by another entity on behalf of such Fund. The Distributor has no duty to calculate the net asset value of Fund Shares or to inquire into, or liability for, the accuracy of the net asset value per Share (including a Class thereof) as calculated by or for any Fund.

F.        The Trust shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws (“Blue Sky Laws”), and shall notify the Distributor in writing of the states in which the Shares of the respective Fund may be sold and of any changes to such information.

G.        The Trust agrees to file from time to time such amendments or supplements to its Registration Statement relating to the respective Fund and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

H.        The Trust shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares of each Fund. In addition, the Trust shall keep the Distributor fully informed of its affairs and shall promptly provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares of a Fund, including, without limitation, certified copies of any financial statements prepared for the Trust by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request. The Trust shall forward a copy of any SEC filings, including its Registration Statement relating to the respective Fund, to the Distributor within one business day of any such filings. The Trust represents that it will not use or authorize the use of any advertising or sales material with respect to a Fund unless and until such materials have been approved and authorized for use by the Distributor.

I.         The Trust shall provide and cause each other agent or service provider to the Trust, including the Trust’s transfer agent and investment adviser for a Fund, to provide, to the Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

J.         The Trust shall not file any amendment to its Registration Statement or Prospectus that amends any provision therein which pertains to the Distributor, the distribution of the Shares, the applicable sales loads or public offering price or any distribution and/or service fee without giving the Distributor reasonable advance notice thereof. To the extent either the Trust on behalf of a Fund or Distributor seeks to amend any provision in the Trust’s Registration Statement or Prospectus relating to a Fund which pertains to Distributor or its services; the distribution of the Shares; the applicable sales loads or public offering price; the compensation or other payments paid by the Trust, Fund and/or Distributor to Financial Intermediaries, other third-party broker- dealers or other parties in connection with the sale of a Fund’s Shares; or any distribution and/or service fee, the Distributor and Trust shall in good faith consult with each other regarding any of the foregoing to develop disclosure mutually acceptable to the Parties. In the event the Trust and Distributor cannot agree on mutually acceptable disclosure, the Trust acknowledges that it may not be commercially reasonable for Distributor to distribute Shares of the Fund and that the Distributor may have to stop distributing Shares of the respective Fund until such time as the Parties can agree on mutually acceptable disclosure. Notwithstanding the foregoing, nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

K.        The Trust has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act and SEC Regulation S-P, as may be modified from time to time. In this regard, the Trust (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Trust and each Fund and the owners of the Shares.

L.        The Trust, each Fund and the Distributor acknowledge that, as between the Trust and each Fund, on the one hand, and the Distributor, on the other hand, the Distributor owns and controls the term “First Trust” and all marks related thereto and that all proprietary and other interest in and to the First Trust name shall remain exclusively the property of the Distributor. The Distributor grants to the Trust on behalf of each Fund governed by this Agreement, as amended from time to time pursuant to the terms of this Agreement, a worldwide, non-exclusive, fully paid and royalty-free license to use the name “First Trust” in the name of each Fund for the duration of this Agreement and any extensions or renewals thereof unless earlier terminated or modified as set forth herein. The Trust on behalf of the relevant Fund may also reflect the name of the Distributor in any required regulatory filing of the Trust related to the applicable Fund which merely refers in accurate terms to its appointment hereunder or which are required by the SEC, FINRA or any state securities authority for the duration of this Agreement and any extensions or renewals thereof. Except as provided herein, neither the Trust, a Fund nor any affiliate, owner, director, officer, employee, or agent thereof shall otherwise use the First Trust name or any derivative thereof without prior express written consent of the Distributor. At the written request of the Distributor, its successors or assigns, the Trust and respective Fund shall forthwith stop using the First Trust name or the Trust and respective Fund may continue such use only in accordance with provisions contained in any such request. Such license also will, upon termination of this Agreement, be automatically and without further action by the Distributor terminated, in which event the Trust and the relevant Fund shall promptly, but in any event within 30 days, take whatever action may be necessary (including calling a meeting of the Board) to change the respective Fund’s name and to discontinue any further use of the name “First Trust” in the name of such Fund or otherwise. Nothing herein will prevent the Distributor, its successors or assigns from using or granting a license to use the name “First Trust”, alone or with other words, to any other party, business or entity in connection with any of the Distributor’s or its affiliated persons’ other activities.

M.       The Trust, each Fund and their affiliated persons shall treat any information provided by the Distributor under Section 2(N) of this Agreement as Confidential Information as defined in Section 14 of this Agreement.

4.         Representations, Warranties and Covenants of the Distributor.

A.        The Distributor hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)         it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)        this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)       it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)        it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA. It will promptly notify the Trust if any regulatory actions are instituted against it by the SEC, any state or FINRA that could reasonably be expected to have a material adverse effect on its performance of its duties under this Agreement, or if its membership in FINRA or registration in any state is terminated or suspended. It is registered pursuant to the Blue Sky Laws of all states and territories of the United States to the extent necessary to permit it to offer Shares in such states and territories.

B.       In performing its services under this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

C.       The Distributor shall promptly notify the Trust of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors that could reasonably affect the issue and sale of any Shares of a Fund.

5.        Compensation.

A.       In consideration of the Distributor’s services in connection with the distribution of Shares of each Fund and Class thereof, the Distributor shall receive the compensation set forth in Exhibit C.

B.       Except as specified in Section 5A, the Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from First Trust Capital Management L.P. (formerly Vivaldi Asset Management, LLC) (“Adviser”) related to its services hereunder or for additional services all as may be agreed to between the Adviser and the Distributor. The total compensation to Distributor, including amounts referenced in Exhibit C, shall not exceed 7.25% of the total gross offering proceeds of the Funds, in accordance with FINRA Rule 2341 or any successor to such rule.

6.        Expenses.

A.       The Trust shall bear all costs and expenses in connection with registration of its Shares of a Fund with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders of its Funds, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related advertising and sales literature, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the respective Fund; and (iv) fees required in connection with the offer and sale of a Fund’s Shares in such jurisdictions as shall be selected by the Trust pursuant to Section 3(F) hereof.

The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7.        Standard of Care; Limitation of Liability; Indemnification.

A.       The Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

B.        In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard by the Distributor in the performance of its duties, obligations, or responsibilities set forth in this Agreement, the Distributor and its affiliates, including their respective officers, directors, partners, agents, and employees (collectively with the Distributor, the “Distributor Indemnitees”), shall not be liable for, and solely out of the assets of the applicable Fund, the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, demands and liabilities (including, without limitation, the reasonable costs of investigating or defending any alleged tax, charge, assessment, claim, demand, liability or expense and reasonable legal counsel fees incurred in connection therewith as well as any disbursements and liabilities arising under applicable federal and state laws) (collectively, “Losses”) arising directly or indirectly from the following:

(i)        the inaccuracy of factual information furnished to the Distributor by the Trust or a Fund or the investment adviser, custodians, or other service providers of the Fund;

(ii)       any claim that the registration statement, prospectus, statement of additional information, shareholder report, sales literature and advertisements approved for use by the Trust and/or the respective Fund’s investment adviser or other information filed or made public by the Trust relating to a Fund (as from time to time amended) included an untrue statement of a material fact or omission of a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the prospectus and statement of additional information, in light of the circumstances under which they were made) not misleading under the 1933 Act, the 1940 Act, or any other statute, regulation, self-regulatory organization rule or applicable common law, except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished by or on behalf of the Distributor in writing;

(iii)       any wrongful act of the Trust or a Fund or any of its officers;

(iv)       any error of judgment or mistake of law or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates;

(v)        the Trust’s or a Fund’s breach of any of its representations, warranties or covenants contained in this Agreement;

(vi)       the Trust’s or a Fund’s failure to comply with applicable laws or regulations;

(vii)      any liability of the Distributor resulting from a representation, covenant or warranty that the Distributor makes, or any indemnification that the Distributor provides, on behalf of the Trust or a Fund and in reliance on the Trust or a Fund representation, covenant or warranty in an intermediary agreement relating to the Trust or a Fund;

(viii)      the Distributor’s reliance on any instruction, direction, notice, instrument or other information that the Distributor reasonably believes to be genuine;

(ix)       loss of data or service interruptions caused by the Trust’s (or a Trust service provider’s) equipment failure;

(x)       the Distributor serving as distributor of a Fund pursuant to this Agreement; or

(xi)       any action taken or omitted by the Trust or a Fund prior to the effective date of this Agreement with respect to such Fund.

The foregoing rights of indemnification shall be in addition to any other rights to which a Distributor Indemnitee may be entitled as a matter of law. The Trust’s agreement to indemnify a Distributor Indemnitee pursuant to this Section 7 or Section 8 of this Agreement with respect to any action is expressly conditioned upon the Trust being notified of such action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Distributor Indemnitee, unless the failure to give notice does not prejudice the Trust. Such notification shall be given in the manner set forth in Section 16 hereto.

The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any action or claim of Losses, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retains such counsel, the Distributor’s Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor Indemnitee(s), the Trust will reimburse the Distributor Indemnitees in such suit, for the fees and expenses of any counsel retained by the Distributor and them. This agreement of indemnity will inure exclusively to the applicable Distributor Indemnitee(s).

C.        The Distributor shall indemnify and hold harmless the Trust on behalf of each Fund, such Fund’s investment adviser and their respective officers, directors, agents, and employees (collectively with the Trust, the “Fund Indemnitees”) from and against any and all taxes, charges, expenses, assessments, claims, demands and liabilities (including, without limitation, the reasonable costs of investigating or defending any alleged tax, charge, assessment, claim, demand, liability or expense and reasonable legal counsel fees incurred in connection therewith as well as any disbursements and liabilities arising under applicable federal and state laws) (collectively, “Fund Losses”) arising directly or indirectly from the following:

(i)         the Distributor’s willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement;

(ii)         the Distributor’s breach of any of its representations, warranties or covenants contained in this Agreement;

(iii)        the Distributor’s failure to comply with applicable laws or regulations; or

(iv)         any claim that the registration statement, prospectus, statement of additional information, shareholder report, sales literature and advertisements approved for use by the Trust and/or the respective Fund’s investment adviser or other information filed or made public by the Trust relating to a Fund (as from time to time amended) included an untrue statement of a material fact or omission of a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the prospectus and statement of additional information, in light of the circumstances under which they were made) not misleading under the 1933 Act, the 1940 Act, or any other statute, regulation, self-regulatory organization rule or applicable common law, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished by or on behalf of the Distributor in writing.

The foregoing rights of indemnification shall be in addition to any other rights to which a Fund Indemnitee may be entitled as a matter of law. The Distributor’s agreement to indemnify a Fund Indemnitee pursuant to this Section 7 of this Agreement with respect to any action is expressly conditioned upon the Distributor being notified of such action or claim of loss brought against any Fund Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Fund Indemnitee, unless the failure to give notice does not prejudice the Distributor. Such notification shall be given in the manner set forth in Section 16 hereto.

The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any action or claim of Fund Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Trust, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Trust does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund Indemnitee(s) and the Distributor, the Distributor will reimburse the Fund Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Trust on behalf of the Funds and them. This agreement of indemnity will inure exclusively to the applicable Fund’s benefit and to the benefit of its Fund Indemnitees.

D.       Notwithstanding anything in this Agreement to the contrary, neither Party shall be liable under this Agreement to the other Party hereto for any: (i) punitive, consequential, special or indirect losses or damages as set forth in Section 9 below or (ii) losses, delays, failure, errors, interruption or loss of data resulting from force majeure as set forth in Section 10 below. Any indemnification payable by a Party to this Agreement shall be net of insurance maintained by the indemnified Party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

E.        No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act, the rules of FINRA, or other applicable laws; provided, however, in such event indemnification is permissible, it shall be provided under this Section 7 to the maximum extent permissible.

8.        Dealer Agreement Indemnification.

A.       The Distributor acknowledges and agrees that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that the Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the Standard Dealer Agreement.

B.        To the extent that the Distributor is requested or required by the Trust to enter into any Non-Standard Dealer Agreement, the Trust shall indemnify, defend and hold the Distributor Indemnitee free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to a Fund or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of the Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

9.        Limitations on Damages. Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party.

10.       Force Majeure. Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the Party seeking to apply this force majeure clause.

11.        Duration and Termination.

A.         This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof on the effective date set forth in such Exhibit A (the “Effective Date”) and, with respect to each Fund not in existence on that date, on the Effective Date set forth in an amendment to Exhibit A to this Agreement relating to that Fund (provided in each case this Agreement has been approved with respect to a Fund in the manner required by Section 15 under the 1940 Act). Unless sooner terminated as provided herein, this Agreement shall continue in effect for a Fund for two years from its Effective Date. Thereafter, if not terminated, this Agreement shall continue in effect as to a Fund for successive one-year periods, provided such continuance is specifically approved at least annually (i) by the Trust’s Board or (ii) by a majority of the outstanding voting securities of the relevant Fund of the Trust, provided that in either event, the continuance is also approved by the majority of the trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any Party to this Agreement by vote cast in-person at meeting called for the purpose of voting on such approval (subject to any exemptive order or other relief from the in-person requirement provided by the SEC upon which the Fund may rely). If the Trust has adopted a Plan for the respective Fund, this Agreement must be approved at least annually by a majority of the trustees of the Trust who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of the Plan or in any agreements related to such Plan, cast in-person at a meeting called for the purpose of voting on such approval (subject to any exemptive order or other relief from the in-person requirement provided by the SEC upon which the Fund may rely).

B.          Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, by the Trust on behalf of the respective Fund or the Distributor upon sixty (60) days’ written notice to the other Party. The Trust may effect termination on its behalf for a Fund by action of its Board, by vote of a majority of the outstanding voting securities of the relevant Fund, or if the Trust has adopted a Plan for the relevant Fund, by vote of a majority of the trustees of the Board who are not interested persons of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, including this Agreement.

C.         This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by either Party without the other Party’s prior written consent, such consent not to be unreasonably withheld.

D.         If this Agreement is terminated or not renewed with respect to one or more Funds or Classes it may continue in effect with respect to any other Fund or Class as to which it has not been terminated (or has been renewed).

12.        Anti-Money Laundering Compliance.

A.         The Distributor and the Trust acknowledge, respectively, that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B.        The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other Financial Intermediary that is authorized to effect transactions in Shares of a Fund.

C.         The Distributor and the Trust each agree that it will take such further steps and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). The Distributor undertakes that it will grant to the Trust, the Trust’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of the Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder. It is expressly understood and agreed that the Trust and the Trust’s compliance officer shall have no access to any of the Distributor’s AML Operations, books or records pertaining to other clients or services of the Distributor.

13.        Privacy. In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Trust or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor or as otherwise permitted by Regulation S-P. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

The Trust represents to the Distributor that it has adopted a statement of its privacy policies and practices as required by SEC Regulation S-P and agrees to provide to the Distributor a copy of that statement annually. The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

14.        Confidentiality. During the term of this Agreement, the Parties may have access to confidential information relating to such matters as either Party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Trust which is of value to such Party and the disclosure of which could result in a competitive or other disadvantage to either Party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information does not include: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the disclosing Party; (ii) information that is disclosed to the receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving Party; or (iv) information that is independently developed by the receiving Party or its employees or affiliates without reference to the disclosing Party’s information.

Each Party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information and will not use the other Party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a Party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other Party; provided that in the event of (i) or (ii) the disclosing Party shall give the other Party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other Party (at such other Party’s expense) in any efforts to prevent such disclosure.

15.        Right to Receive Advice.

A.         Advice of the Fund and Service Providers. If the Distributor is in doubt as to any action it should or should not take pursuant to this Agreement, the Distributor may request directions, advice or instructions from the Trust or, as applicable, the relevant Fund’s investment adviser, custodian, or other service providers.

B.         Advice of Counsel. If the Distributor is in doubt as to any question of law pertaining to any action it should or should not take pursuant to this Agreement, the Distributor may request advice from reasonably experienced counsel of its own choosing (which may be counsel for the Trust or a Fund, a Fund’s investment adviser or the Distributor, at the option of the Distributor) at its own expense.

C.         Conflicting Advice. In the event of a conflict between directions, advice or instructions the Distributor receives from the Trust or a Fund or any of the Trust’s service providers and the advice the Distributor receives from counsel, the Distributor may in its sole discretion rely upon and follow the advice of counsel. The Distributor will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, the Distributor will provide the Trust with a copy of such advice of counsel.

16.        Notices. All notices required or permitted hereunder, including all information that either Party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered by registered or overnight mail and electronic mail to the address for each Party specified below or to such other person or address as such Party may designate for receipt of notice:

Notices to the Distributor shall be sent to:

First Trust Portfolios L.P.

Attn: General Counsel

120 E Liberty Drive

Wheaton, IL 60187

Email: SJardine@ftportfolios.com

Notices to the Funds shall be sent to:

First Trust Capital Management L.P.

Attn: General Counsel

225 W. Wacker Drive, Suite 2100

Chicago, IL 60606

Email: mbassewitz@vivaldicap.com

17.        Modifications. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Trust on behalf of the applicable Fund(s). If required under the 1940 Act, any such amendment must be approved by the Trust’s Board in the manner required by Section 15 of the 1940 Act.

18.        Third-Party Beneficiaries. For avoidance of doubt, and without in any way indicating or implying that there are any third-party beneficiaries in any other agreement to which the Trust or a Fund is a party, no person other than the Trust and the Distributor shall be deemed to be a Party to this Agreement and, with the exception of the terms described in Sections 7 and 8, no non-Parties shall be entitled to any right or benefit arising under or in respect of this Agreement.

19.        Separate Agreement. This Agreement shall pertain to the Trust on behalf of each Fund listed on Exhibit A attached hereto, as amended from time to time, and to such additional Funds or Classes as shall be designated in amendments or supplements to this Agreement, as further agreed between the Trust and the Distributor. This Agreement, including all covenants, representations, warranties, and undertakings of any kind shall be construed so as to give effect to the intention of the Parties that this Agreement constitutes a separate agreement between each Fund and the Distributor. The Parties acknowledge and agree that the rights and obligations of each Fund of the Trust hereunder, including as to any fees payable by the Trust on behalf of a Fund to the Distributor or liabilities or other obligations of the Distributor to any Fund or of such Fund to the Distributor, shall be several and independent of one another and neither joint nor joint and several with respect to any other Fund of the Trust. Notwithstanding anything to the contrary contained in this Agreement, each Party acknowledges and agrees that the sole source of payment of the obligations of the Trust on behalf of a Fund hereunder shall be the assets of the applicable Fund and that the Distributor shall have no right of recourse or offset against the revenues and assets of any other Fund of the Trust. The Distributor hereby acknowledges that the Trust’s obligations hereunder with respect to any distribution fee and/or servicing fee or redemption fee payable with respect to the Shares or any Class thereof of a respective Fund shall be binding only on the assets and property belonging to such Shares or Class, if applicable, of such Fund of the Trust.

20.        Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof and applicable federal law and rules thereunder. To the extent the laws of the State of New York conflict with federal law or such rules thereunder, the latter shall control. For the avoidance of doubt, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, no-action assurance, order (including any amendment thereto) or other relief of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, no-action assurance, order (including any amendment thereto) or other relief.

21.        Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written. Notwithstanding the foregoing, the Parties recognize that the Distributor and the Adviser have entered into a Distribution Services Agreement dated the date hereof, pursuant to which the Adviser may pay the Distributor compensation related to its services hereunder or for additional services as may be agreed under the Distribution Services Agreement.

22.        Survival. The provisions of Sections 5, 6, 7, 8, 13 and 14 of this Agreement shall survive any termination of this Agreement.

23.        Additional Limitation of Liability. The parties hereto are expressly put on notice that a Certificate of Trust, referring to the Trust’s Agreement and Declaration of Trust (the “Certificate”), is on file with the Secretary of the State of Delaware. The Certificate was executed by a trustee of the Trust on behalf of the Trust as trustee, and not individually, and, as provided in the Trust’s Agreement and Declaration of Trust, the obligations of the Trust are not binding on the Trust’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust, or the particular series in question, as the case may be. Further, the liabilities and obligations of any series of the Trust shall be enforceable only against the assets belonging to such series, and not against the assets of any other series.

24.        Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors.

24.        Counterparts. This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

Investment Managers Series Trust II on behalf of its series listed on Exhibit A attached hereto

By:	/s/Joy Ausili
	Name:	Joy Ausili
	Title:	Vice President

First Trust Portfolios L.P.

By:	/s/James M. Dykas
	Name:	James M. Dykas
	Title:	Chief Financial Officer

Exhibit A

List of Funds and Share Class

Fund	Effective Date	Share Class
First Trust Merger Arbitrage Fund	November 1, 2021	Class A Shares; Class I Shares
First Trust Multi-Strategy Fund	November 1, 2021	Class A Shares; Class I Shares

Exhibit B

Services

1.	Act as legal underwriter/distributor

2.	Provide investment company advertising and sales literature review, approval and record maintenance

●	File required materials with FINRA

●	Provide advertising regulatory and disclosure guidance

3.	Prepare, update, execute & maintain financial intermediary agreements

4.	Perform financial intermediary payments & reporting

5.	Support financial intermediary relations

●	Consult and support client’s distribution model & strategy

6.	Prepare reports to the Board of Trustees of the Trust as reasonably requested by the Board, including reports regarding the use of payments under a distribution and/or service plan adopted in accordance with Rule 12b-1 under the 1940 Act for a Fund.

Exhibit C

Compensation

Sale Loads: